Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 74 to the Registration Statement (Form N-1A, No. 2-91776) of Federated International Series, Inc., and to the incorporation by reference of our report, dated January 24, 2018, on Federated Global Total Return Bond Fund (one of the portfolios within Federated International Series, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 24, 2018